Exhibit 99.1
For further information, contact:
Hanover Capital Mortgage Holdings, Inc.
John Burchett, CEO, Irma Tavares, COO, or Harold McElraft, CFO
732-593-1044
HANOVER CAPITAL MORTGAGE HOLDINGS
REPORTS 2006 FOURTH QUARTER AND YEAR END RESULTS
     Edison, New Jersey, March 19, 2007 - Hanover Capital Mortgage Holdings, Inc. (AMEX:HCM) (the “Company” or “HCM”) reported net earnings (loss) for the quarter ended December 31, 2006 of $(3.2) million, or $(0.38) per share on a fully diluted basis, compared to $0.03 million, or $0.00 per share on a fully diluted basis, for the fourth quarter 2005. Net earnings (loss) for the year ended December 31, 2006 were $(2.9) million, or $(0.35) per share on a fully diluted basis, versus $1.4 million, or $0.16 per share on a fully diluted basis, for the year ended December 31, 2005. The estimated taxable income (loss) for REIT distribution purposes was approximately $(0.5) million and $7.3 million for the years ended December 31, 2006 and 2005, respectively.
For the year ended December 31, 2006, the Company had a net loss of $2.9 million versus the previous year’s net income of $1.4 million. This is primarily attributable to a goodwill impairment charge of $2.5 million in the HanoverTrade (“HT”) segment and the lower operating income of the REIT segment. The majority of the net income in the years 2006 and 2005 is attributable to the REIT. The REIT’s decline in operating income in 2006 is primarily the result of lower gains earned in 2006 than experienced in 2005 in the Subordinate mortgage-backed securities, or Subordinate MBS, portfolio and impairments on real estate owned of $1.2 million in 2006. The REIT’s gains in 2006 from the Subordinate MBS portfolio were $0.8 million compared to $4.1 million in 2005.
“The year 2006 has been a year of transition for Hanover,” commented John A. Burchett, HCM’s President and Chief Executive Officer. “We began the year with a focus on the growth of our Subordinate MBS portfolio, investing as quickly as was prudent the proceeds of our $20 million November 2005 trust preferred issuance.”
“HCM’s investments in Subordinate MBS has continued to grow and is performing well,” Burchett continued. “As of December 31, 2006, HCM held $230.8 million principal amount of Subordinate MBS investments. This is up from $174.7 million and $218.3 million of principal amount of Subordinate MBS as of December 31, 2005 and September 30, 2006, respectively. As of December 31, 2006 and 2005, HCM’s investment in Subordinate MBS represented credit risk on prime residential mortgage loans that totaled $46.4 billion and $35.5 billion in principal balance, respectively. For the years ended December 31, 2006 and 2005, HCM’s losses on its Subordinate MBS portfolio have been nominal, although during 2006 we have seen a slight increase. The portfolio growth in Subordinate MBS has been in Hanover’s traditional class of securitization, the non-rated or non-investment-grade tranches, and only in securitizations collateralized by prime jumbo residential mortgages. Hanover does not invest in mortgage securities or mortgage loans backed by other categories of loans such as sub-prime.”
“We implemented actions to reduce the significance of non-REIT activities. We downsized our non-REIT activities and employee base in our loan sale advisory business in early 2006. Later in 2006, we began discussions with third parties that eventually led to the sale of our due diligence business in January of 2007.”
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As a result of the sale of the due diligence business, previously reported as the Hanover Capital Partners (“HCP”) business segment, HCP has been reported as discontinued operations in all periods presented in our financial statements as of December 31, 2006. Mr. Burchett continued, “Our HT technology business has struggled over the years to achieve profitability with no lasting success. The cancellation of key contracts for our software in late 2006 forced us to take a close look at that business and revalue it. The revaluing of the assets of the technology business resulted in significantly writing-off some intangible assets by nearly $2.5 million. By reducing the book basis and reorganizing the segment we expect HT to become an insignificant part of our future operations.”
“We are now focused on our core REIT business and investment strategy in the Subordinate MBS market. Even after considering all that has occurred in 2006, our book value has remained very constant at $6.99 per common share as of December 31, 2006, compared to $7.00 per common share as of December 31, 2005.”
“HCM’s primary goals for 2007 will be to continue its primary investment strategy in the Subordinate MBS market and to grow its capital base,” stated Mr. Burchett.
HCM declared quarterly dividends of $0.20 per share, $0.20 per share, $0.15 per share, and $0.15 per share for a total of $0.70 per share for the year ended December 31, 2006. This annual dividend represents a return of 11.74% on a stock price of $5.96, the average stock price for the year ended December 31, 2006.
HCM intends to announce its earnings and dividends for the first three quarters of 2007 in early May, August and November, respectively, following the filing of its quarterly reports on Form 10-Q for such periods. The fourth quarter dividend will be announced in December 2007. HCM intends to pay quarterly dividends and other distributions to its shareholders, which at a minimum would represent all, or substantially all, of its taxable income in order to qualify for the tax benefits accorded to a REIT. All distributions will be made at the discretion of the Board of Directors and will depend on earnings, both for financial reporting purposes and income tax purposes, financial condition, maintenance of REIT status and such other factors as the Board of Directors deems relevant.
HCM will host an investor conference call on Monday, March 19, 2007 at 11:00 AM EST. The call will be broadcast over the Internet, at www.investorcalendar.com. To listen to the call, please go to the Web site at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. For those not available to listen to the live broadcast, a replay will be available shortly after the call at www.investorcalendar.com.
Hanover Capital Mortgage Holdings, Inc. is a mortgage REIT staffed by seasoned mortgage capital markets professionals. HCM invests in prime mortgage loans and mortgage securities backed by prime mortgage loans.
For information, visit HCM’s Web site at www.hanovercapitalholdings.com.
Certain statements in this press release may constitute “forward-looking” statements as defined in Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Hanover Capital Mortgage Holdings, Inc. is including this cautionary statement to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements that are not historical fact are forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements, to differ materially from future results, performance or achievements. The forward-looking statements are based on Hanover’s current belief, intentions and expectations. These statements are not guarantees or indicative of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements include, but are not limited to, those factors, risks and uncertainties that are described in Item 1 and Item 1A of Hanover’s Annual Report on Form 10-K for the year ended December 31, 2006 and in other securities filings by Hanover. Hanover’s future financial condition and results of operations, as well as any forward-looking statements, are subject to change and inherent risks and uncertainties. The forward-looking statements contained in this press release are made only as of the date hereof and Hanover undertakes no obligation to update or revise the information contained in this announcement whether as a result of new information, subsequent events or circumstances or otherwise, unless otherwise required by law.
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HANOVER CAPITAL MORTGAGE HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	December 31,
	2006	2005
Assets
Cash and cash equivalents	$13,982	$30,492
Accrued interest receivable	1,652	1,367
Mortgage loans
Held for sale	—	10,061
Collateral for CMOs	9,736	14,074

	9,736	24,135

Mortgage securities ($254,482 and $188,398 pledged under Repurchase Agreements as of December 31, 2006 and 2005, respectively)
Trading	105,104	82,487
Available for sale	154,599	106,967
Held to maturity	6,254	8,034

	265,957	197,488

Other subordinate security, held to maturity	2,757	2,703
Equity investment in unconsolidated affiliates	1,399	1,289
Other assets	6,237	10,705
Other assets of discontinued operations	2,549	4,008

	$304,269	$272,187

Liabilities
Repurchase agreements	$193,247	$154,268
Collateralized mortgage obligations (CMOs)	7,384	11,438
Dividends payable	1,236	2,124
Accounts payable, accrued expenses and other liabilities	2,757	2,651
Liability to subsidiary trusts issuing preferred and capital securities	41,239	41,239
Other liabilities of discontinued operations	823	847

	246,686	212,567

Contingencies	—	—
Minority interest in equity of consolidated affiliate	—	189

Stockholders’ Equity
Preferred stock: $0.01 par value, 10 million shares authorized, no shares issued and outstanding	—	—
Common stock: $0.01 par value, 90 million shares authorized, 8,233,062, and 8,496,162 shares issued and outstanding as of December 31, 2006 and 2005, respectively	85	85
Additional paid-in capital	102,598	104,231
Cumulative earnings	8,699	11,625
Cumulative distributions to shareholders	(56,173)	(50,362)
Deferred stock-based compensation	—	(205)
Accumulated other comprehensive income (loss)	2,377	(5,943)

	57,583	59,431

	$304,269	$272,187

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HANOVER CAPITAL MORTGAGE HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	(unaudited)
	Three Months Ended
	December 31,		Years ended December 31,
	2006	2005	2006	2005	2004

Revenues
Interest income	$6,646	$4,523	$24,278	$16,296	$14,242
Interest expense	3,938	2,498	13,942	8,284	4,271

Net interest income before loan loss provision	2,708	2,025	10,336	8,012	9,971
Loan loss provision	—	2	—	26	36

Net interest income	2,708	2,023	10,336	7,986	9,935
Gain on sale of mortgage assets	—	228	834	4,515	10,400
Gain/(loss) on mark to market of mortgage assets	(59)	(1,052)	148	(2,715)	237
(Loss)/gain on freestanding derivatives	(486)	521	(2,344)	180	(4,389)
Technology	419	680	2,857	3,054	2,794
Loan brokering and advisory services	—	601	105	1,647	2,700
Other income	(38)	238	(77)	602	305

Total revenues	2,544	3,239	11,859	15,269	21,982

Expenses
Personnel	983	1,473	4,239	6,428	7,355
Legal and professional	580	606	2,777	2,810	2,904
General and administrative	315	354	1,183	1,259	1,211
Depreciation and amortization	179	331	708	1,220	912
Occupancy	82	95	315	347	283
Technology	162	298	1,109	1,575	820
Goodwill impairment	2,478	—	2,478	—	—
Other	258	353	1,104	1,369	1,018

Total expenses	5,037	3,510	13,913	15,008	14,503

Operating income (loss)	(2,493)	(271)	(2,054)	261	7,479
Equity in income/(loss) of unconsolidated affiliates	27	8	110	(165)	445
Minority interest in loss of consolidated affiliate	—	(31)	(5)	(57)	—

Income (loss) from continuing operations before income tax provision (benefit)	(2,466)	(232)	(1,939)	153	7,924
Income tax provision (benefit)	23	25	12	2	(26)

Income (loss) from continuing operations	(2,489)	(257)	(1,951)	151	7,950

Discontinued Operations
Income (loss) from discontinued operations before income tax provision (benefit)	(618)	300	(917)	1,387	108
Income tax provision (benefit) from discontinued operations	58	13	58	172	(63)

Income (loss) from discontinued operations	(676)	287	(975)	1,215	171

Net income (loss)	$(3,165)	$30	$(2,926)	$1,366	$8,121

Net income (loss) per common share — Basic

Income (loss) from continuing operations	$(0.30)	$(0.03)	$(0.23)	$0.02	$0.96

Income (loss) from discontinued operations	$(0.08)	$0.03	$(0.12)	$0.14	$0.02

Net income (loss) per common share — Basic	$(0.38)	$—	$(0.35)	$0.16	$0.98

Net income (loss) per common share — Diluted

Income (loss) from continuing operations	$(0.30)	$(0.03)	$(0.23)	$0.02	$0.95

Income (loss) from discontinued operations	$(0.08)	$0.03	$(0.12)	$0.14	$0.02

Net income (loss) per common share — Diluted	$(0.38)	$—	$(0.35)	$0.16	$0.97

Weighted average shares outstanding — Basic	8,260,855	8,496,162	8,358,433	8,443,744	8,288,405
Weighted average shares outstanding — Diluted	8,260,855	8,506,449	8,358,433	8,460,903	8,344,741
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HANOVER CAPITAL MORTGAGE HOLDINGS, INC.
SELECTED COMPONENTS OF OPERATING INCOME BY SEGMENT
(dollars in thousands)

	Year ended December 31
	2006	2005	2004

Hanover — REIT
Total revenues	$9,733	$10,731	$16,593
Total expenses	8,251	8,287	7,848

Operating income	1,482	2,444	8,745

HT
Total revenues	2,232	4,603	5,446
Total expenses	5,768	6,786	6,712

Operating income (loss)	(3,536)	(2,183)	(1,266)

Operating income (loss), as reported	$(2,054)	$261	$7,479

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